Exhibit 99.4
Consent of Person to Become Director
Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the prospectus constituting part of this Registration Statement on Form S-11, and any amendments thereto, of Reunion Hospitality Trust, Inc. as a person to become a director of Reunion Hospitality Trust, Inc.

/s/ Michael J. Stillman
Name:	Michael J. Stillman
Date: December 17, 2010